Exhibit 10.10

Amendment Number 1 to
NONQUALIFIED STOCK OPTION AGREEMENT

THIS AMENDMENT, is made effective as of November 1, 2005, between Foundation Coal Holdings, Inc. (the “Company”) and                       (the “Participant”).

R E C I T A L S:

WHEREAS, the Company executed a Nonqualified Stock Option Agreement with the Participant dated August 10, 2004 (the “Option Agreement”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (“Committee”) has considered the Performance Targets contained in the Option Agreement; and

WHEREAS, the Committee established an ad hoc subcommittee of the Board of Directors to review the Actual Cost Per Ton and Target Cost Per Ton Performance Target and to make a recommendation to the Committee; and

WHEREAS, after consultation with the ad hoc subcommittee, management presented to the Committee an alternative to the cost per ton related Performance Target and proposed an “EBITDA/Revenue” Margin;

WHEREAS, the Committee has reviewed the information presented and has determined that it would be in the best interests of the Company and its Stockholders to amend the Employment Agreement to replace the “cost per ton” Performance Target with an “EBITDA/Revenue Margin” Performance Target; and

WHEREAS, the Chief Executive Officer or any other officer of this Company, and any other individual whom any of the officers referenced above shall designate, be, and each of them hereby is, authorized to take any and all such actions as are necessary or appropriate to give effect to the desires of the Committee.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

Section 1(b) shall be replaced with the following paragraph:

(b)                                 Actual EBITDA/Revenue Margin:  In respect of a fiscal year, the Actual EBITDA divided by the Revenue as reported in the December 31st audited statement of Consolidation Operations and Comprehensive Income (Loss) multiplied by 100 to result in a percentage.

Sections 1 (n), (o) and (r) shall be replaced with the following paragraphs:

(n)                                 Performance Actual:  Each of the Actual Free Cash Flow, the Actual EBITDA/Revenue Margin, Actual EBITDA and Actual Production.

(o)                                 Performance Target:  Each of the Target Free Cash Flow, the Target EBITDA/Revenue Margin, Target EBITDA and Target Production.

(r)                                    Target EBITDA/Revenue Margin:  20% with respect of 2004 through 2008; provided that the Board may make such equitable adjustments to Margin as it reasonably deems to be appropriate in order to achieve the intention of this Agreement after giving effect to significant events including , without limitation, acquisitions, dispositions, mergers, or similar transactions.

The following phrase:

“(or in the case of Actual Cost Per Ton, equals or is less than)” shall be deleted from Section 3(b)(ii) and (iii) and Section 4(a)(iv).

Exhibit A shall be deleted in its entirety.

Except as otherwise noted in this Amendment Number 1, all other terms and conditions of the Option Agreement remain as originally written.  In the event of any inconsistency between the terms of this Amendment Number 1 and the terms of the Option Agreement, the terms of this Amendment Number 1 shall be controlling.

IN WITNESS WHEREOF, this Amendment has been executed this 1st day of November 2005 and delivered by the parties hereto.

Foundation Coal Holdings, Inc.

By:

Its:

(Participant)